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                                                                    Exhibit 21.1

                           List of KC LLC Subsidiaries

Name                                                Jurisdiction of Organization

Key Components Finance Corp.                        Delaware
B.W. Elliott Manufacturing Co., Inc.                New York
Hudson Lock, Inc.                                   Delaware
ESP Lock Products, Inc.                             Delaware